UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 17, 2016

The Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51018

Delaware	23-3016517
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

409 Silverside Road
Wilmington, DE 19809
(Address of principal executive offices, including zip code)

302-385-5000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                          Election of Directors.
On August 17, 2016, the Board of Directors of each of The Bancorp, Inc. ("Company") and its wholly-owned subsidiary, The Bancorp Bank ("Bank"), resolved to appoint John Eggemeyer and Shivan Govindan as directors of both the Company and the Bank.  Mr. Eggemeyer's and Mr. Govindan's respective appointments to the Board of Directors of the Company and the Bank will be effective upon completion of regulatory review, non-objection or approval as required by applicable law.  During the pendency of the regulatory review period, Mr. Eggemeyer and Mr. Govindan will be non-voting observers to the Board of Directors of the Company and the Bank.
Mr. Eggemeyer is a representative of Castle Creek Capital ("Castle Creek Capital") and Mr. Govindan is a representative of Pilgrims & Indians Capital LLC ("P&I").  As disclosed by the Company on August 8, 2016 in its 8-K filing on that date (the "Prior 8-K"), each of Castle Creek Capital and P&I are parties to side letters to the Securities Purchase Agreement dated August 5, 2016, among the Company and certain investors (the "Securities Purchase Agreement").  The Securities Purchase Agreement is attached as Exhibit 10.1 to the Prior 8-K.  Pursuant to the side letters, forms of which are attached to the Securities Purchase Agreement as Exhibits F and H, respectively, each of Castle Creek Capital and P&I are entitled to have one representative appointed to the Company's and the Bank's Board of Directors for so long as each of Castle Creek Capital and P&I, together with their respective affiliates, owns, in the aggregate, 4% or more of all of the outstanding shares of the Company's common stock.
Mr. Govindan is Managing Member of P&I.  In connection with the private placement and related transactions set forth in the Securities Purchase Agreement and the side letter, P&I received a $250,000 structuring fee from the Company for its role in the private placement.  P&I also purchased an aggregate of approximately $11.9 million of common and mandatorily convertible preferred securities in the private placement.

Signature(s)
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2016	The Bancorp, Inc.

By: /s/ Paul Frenkiel
Name: Paul Frenkiel
Title: Chief Financial Officer